EXHIBIT 10.9

TRANSITIONAL ADVISORY SERVICES AGREEMENT
This TRANSITIONAL ADVISORY SERVICES AGREEMENT (the “Agreement”) is entered into by and between Hasbro, Inc., a Rhode Island corporation (“Hasbro”), Hasbro B.V., a besloten vennootschap incorporated under the laws of the Netherlands and a subsidiary of Hasbro (collectively with Hasbro and its subsidiaries, the “Company”), and Mr. Wiebe Tinga (the “Executive”), dated January 21, 2020 and effective as of such date (the “Effective Date”).
WITNESSETH:
WHEREAS, the Company and the Executive are parties to a Letter of Understanding, dated January 1, 2015, as modified by a Letter of Understanding: Assignment Extension, dated December 1, 2017, and the Latin America/Asia-Pacific Sales and Marketing Services Agreement, dated January 1, 2010 (the “Hasbro SA Services Agreement”) (collectively, the “Prior Agreements”), pursuant to which the Executive provides services to the Company and the Company provides certain compensation and benefits to the Executive;
WHEREAS, the Executive currently serves as the Executive Vice President, Chief Commercial Officer of Hasbro;
WHEREAS, the Executive wishes to begin transitioning towards retirement and the Company and the Executive want to provide for an orderly transition of the Executive’s responsibilities and knowledge and the Executive’s availability during this transitional period;
WHEREAS, the Executive and the Company have determined that it is in the Executive’s and the Company’s best interests for the Executive to cease to serve as the Executive Vice President, Chief Commercial Officer of Hasbro but to remain employed by the Company thereafter for a transitional services period during which the Executive will be employed as a special commercial retail advisor to the Company prior to retiring from all of his positions with the Company; and
WHEREAS, the Executive and the Company mutually desire to enter into this Agreement, which shall replace and supersede the Prior Agreements and the Legacy Agreements (as defined below) in their entirety as of the Effective Date and pursuant to which the Executive shall continue to provide services to the Company from and after the Effective Date in exchange for certain compensation and benefits as provided in this Agreement.
NOW, THEREFORE, it is hereby agreed as follows:
1.Effectiveness; Term. This Agreement shall become effective on the Effective Date. The term of employment of the Executive by the Company hereunder shall commence on the Effective Date and shall continue until December 31, 2021, with the term of employment ending at the end of the day on December 31, 2021 (the “Retirement Date” and, the Executive’s termination of employment on such date, “Retirement”), unless terminated earlier in accordance with Section 6 of this Agreement (such period of employment hereunder, the “Term”).

2.Transition; Position and Duties; Location.

(a)Transition. Effective as of the Effective Date, the Executive shall cease to serve as the Executive Vice President, Chief Commercial Officer of Hasbro and instead shall continue employment with the Company in the position of Commercial Retail Advisor (such position, “Special Advisor”). The Executive’s employment in the position of Special Advisor shall continue until the Retirement Date (or, if earlier, the date the Executive’s employment with the Company is terminated in accordance with Section 6 of this Agreement). The Executive shall, unless his employment with the Company is earlier terminated in accordance with Section 6 of this Agreement, be deemed to voluntarily retire from all positions of any kind with the Company on the Retirement Date. By executing this Agreement, the Company and the Executive agree to the termination of his employment with the Company as of the Retirement Date, that such retirement shall be automatic and without any further action on the part of the Executive or the Company and that the Executive shall execute such other documentation with respect thereto as reasonably requested by the Company. Notwithstanding the foregoing, the Retirement shall not be considered a “retirement” for purposes of any Company Plan (as defined below), including the Stock Plan (as defined below) and award agreements thereunder, unless the Executive’s termination of employment with the Company on the Retirement Date satisfies the requirements for a “retirement” under such Company Plan.
(b)Other Positions. Following the Effective Date, at the first request of Hasbro, the Executive shall cease to serve in any and all other officer and board positions he has with the Company, including his role as Chair of the Board of Directors of Hasbro S.A., and the Executive shall execute such documentation with respect thereto as reasonably requested by the Company. The Hasbro SA Agreement and any services the Executive provides to Hasbro S.A. shall also terminate on the Effective Date pursuant to clause 6(vi) of such agreement.
(c)Duties; Availability. In his role as Special Advisor, the Executive shall report directly to the Chief Executive Officer of Hasbro (the “CEO”) or his designee and shall have such duties and responsibilities as are assigned by the CEO or his designee from time to time, which may include providing advice and assistance on matters relating to the Executive’s duties prior to the Effective Date to the CEO and, to the extent specified by the CEO, other senior executives of Hasbro, and otherwise assisting with transitional efforts and making the Executive’s experience and expertise available to the Company. During the Term, the Executive shall devote the time and effort reasonably required to fulfill his duties and responsibilities hereunder in his role as Special Advisor, providing that the Executive will not be required to travel without the Executive’s agreement.
3.Compensation and Benefits During the Term.
(a)Base Salary. During the Term, the Executive shall receive a base salary at an annualized rate of $815,000 USD (such annualized amount, the “Base Salary”), payable in accordance with past practice and the Company’s regular payroll practice for its senior executives, as in effect from time to time, it being expressly understood that the Executive will not be eligible for any annual increases during the Term.
(b)Annual Cash Bonus. During the Term, the Executive shall be eligible to receive annual cash incentive compensation as set forth below:
(i)2019 Annual Cash Bonus. The Executive’s annual cash bonus award for the Company’s 2019 fiscal year (“FY 2019”) shall be determined and settled in accordance with the terms of the Hasbro 2014 Senior Management Annual Incentive Plan (the “Bonus Plan”), based on the actual level of attainment of applicable performance goals for FY 2019. For the avoidance of doubt, such cash bonus award shall be equal to 75% of the Executive’s FY 2019 base salary earnings (i.e., the target bonus) multiplied by the corporate performance factor determined under the Bonus Plan for fiscal year 2019, subject to any other modifications required under the Bonus Plan, and paid in calendar year 2020 at the same time as for the senior executives of Hasbro, but in no event later than March 15, 2020.
(ii)2020 Annual Cash Bonus. With respect to the Company’s 2020 fiscal year, subject to the Executive’s continued employment with the Company through December 31, 2020, the Executive shall receive an annual cash bonus award equal to the average of the annual cash bonuses received by the Executive for the Company’s 2017, 2018 and 2019 fiscal years (for the avoidance of doubt, such bonuses are equal to $550,000 USD, $200,000 USD and the amount payable under Section 3(b)(i) of this Agreement, respectively). Such cash bonus award shall be paid in calendar year 2021, but no later than March 15, 2021. For the avoidance of doubt, if Executive’s employment with the Company terminates for any reason prior to December 31, 2020 he shall not be entitled to any bonus in respect of the Company’s 2020 fiscal year.
(iii)2021 Annual Cash Bonus. The Executive shall not be eligible to receive an annual cash bonus award for the Company’s 2021 fiscal year.
(c)Equity Awards. All equity awards granted to the Executive under Hasbro’s 2003 Stock Incentive Performance Plan (the “Stock Plan”) prior to the Effective Date and outstanding on the Effective Date shall remain outstanding and continue to vest in accordance with the terms of the Stock Plan and applicable award agreements as in effect immediately prior to the Effective Date, subject to the Executive’s continued employment with the Company through the applicable vesting date and any other vesting and forfeiture provisions of the Stock Plan and applicable award agreements, including those relating to “retirement”. The Retirement Date or, if earlier, the Termination Date, under this Agreement shall be considered the date of the Executive’s retirement from employment with the Company for purposes of the treatment of any outstanding awards upon retirement, including “Early Retirement” as defined in the award agreements. Equity awards that are restricted stock units subject only to service-based vesting criteria that vest in accordance with this Section 3(c) shall be settled at the time that such awards are normally settled for Hasbro’s senior executives, which, for the avoidance of doubt, means on or prior to March 15 of the year in which the applicable “Annual Vesting Date” occurs (as defined in the applicable award agreement). For the avoidance of doubt, such equity awards shall remain subject to Hasbro’s Clawback Policy. The Executive shall not be eligible for grants of additional equity awards during the Term.
(d)Other Benefits. During the Term, the Executive shall be entitled to continue to participate in all broad-based health and welfare plans and programs in which he participated immediately prior to the Effective Time, subject to the requirements of applicable law, the terms of such plans and programs and the right of the Company to amend or terminate such plans and programs at any time. In addition, for each fiscal year during the Term, unless the Executive’s employment is terminated by the Company for Cause during such fiscal year, the Executive shall receive a cash payment (a “Pension Make-Whole Payment”) equal to (A) the amount by which the Base Salary earned in respect of such fiscal year through the Retirement Date or the Date of Termination, as applicable, exceeds the mandated cap on pensionable salary under the Company’s defined benefit pension plan in the Netherlands pursuant to the requirements of applicable Dutch law multiplied by (B) a percentage, which shall be equal to the weighted-average of (1) 21.01% for any portion of the fiscal year elapsed prior to the date the Executive reaches age 60 and (2) 24.97% for any portion of the fiscal year elapsed on or after the date the Executive reaches age 60. Each Pension Make-Whole Payment shall be paid at the time such payments are normally made, consistent with the past such payments to the Executive, but no later than December 31 of the fiscal year to which it relates. The structure and amount of each Pension Make-Whole Payment is subject to change in the event of further changes to pensionable salary and/or pension benefits mandated by Netherlands law.
(e)Vacation. The Executive acknowledges and agrees that as of the Effective Date he has used all accrued vacation or other paid time-off he is entitled to as of the Effective Date. During the Term, the Executive shall not accrue any additional vacation or other paid time-off.
(f)Expenses. The Company shall pay or reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with Company policy for its senior executives, provided that any such expenses must be approved by the Company in advance in writing. In addition, the Company shall reimburse the Executive for up to $5,000 USD in the aggregate for any documented legal fees expended or incurred by the Executive through the Effective Date in connection with negotiating the terms of this Agreement, payable within 60 days of the Executive’s submission of reasonably satisfactory documentation of such fees.
(g)Tax Preparation Assistance. The Executive shall continue to receive tax preparation assistance at the Company’s cost that is substantially similar to that provided prior to the Effective Date for any tax returns filed by the Executive in respect of any whole or partial tax year that occurs during the Term.
4.Payments and Benefits at Retirement. Upon the Executive’s Retirement, without duplication, (a) the Company shall pay to the Executive (or his estate, beneficiary or legal representative, as applicable) in a lump sum in cash within 20 business days after the Retirement Date, (i) any portion of the Base Salary earned through the Retirement Date that has not yet been paid and (ii) any amount needed to reimburse the Executive for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy and this Agreement prior to the Retirement Date, subject to advance written approval of such expenses, (b) subject to Section 8 of this Agreement, the Company shall also pay or provide to the Executive (or the Executive’s estate, beneficiary, or legal representative, as applicable) all other compensation and benefits that are earned and payable to the Executive under the terms of the Company Plans (as defined below) and applicable law as in effect immediately prior to the Retirement Date, in accordance with the terms of such Company Plans, (c) all outstanding equity awards will be treated in accordance with Section 3(c) of this Agreement, the terms of the Stock Plan and the applicable award agreements, including any applicable provisions of the Stock Plan and such award agreements relating to “retirement” (provided the Executive satisfies the conditions for retirement under the Stock Plan and such award agreements), (d) the Executive shall be entitled to outplacement services consistent with those provided under the Hasbro Severance Benefits Plan for senior executives of Hasbro and (e) the Executive shall be entitled to tax preparation assistance in accordance with Section 3(g) of this Agreement for purposes of filing his tax returns in respect of the fiscal year in which the Retirement Date occurs. For purposes of clarity, except for the payments and benefits set forth in this Section 4, Executive shall not be entitled to any other payments or benefits from the Company upon Retirement, including, but not limited to, any payments or benefits under Dutch law or any other applicable law, statutory scheme, policy or guideline.
5.Announcement. The contents of any announcements or communications, whether directed within the Company or externally, regarding the Executive’s transition from Executive Vice President, Chief Commercial Officer of Hasbro to the position of Special Advisor shall be determined through mutual consultation between the Company and the Executive, except as required by applicable law, rule, regulation or other binding directive issued by any governmental or regulatory authority (“applicable law”).

6.Termination of Employment Prior to the Retirement Date.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Term. “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability policy applicable to the Executive or, if there is no such policy in effect, that (i) based upon appropriate medical evidence, the Executive has become physically or mentally incapacitated so as to render him incapable of performing his duties under this Agreement, with or without a reasonable accommodation, for 180 days or more within a 365-day consecutive period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.
(b)Termination by the Company. The Company may terminate the Executive’s employment during the Term for Cause.
For purposes of this Agreement, “Cause” means (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) material breach of a material agreement with the Company, including this Agreement or any of the Restrictive Covenant Agreements (as defined below), (iii) a failure to comply with the Company’s written policies or rules resulting in material harm to the Company, (iv) a conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws outside of the United States, (v) gross negligence or willful misconduct resulting in material harm to the Company, (vi) violation of the Hasbro Code of Conduct, (vii) continuing failure to perform assigned duties after receiving written notification of such failure, (viii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation, (ix) an intentional violation of Federal or state securities laws or (x) fraud, embezzlement, theft or dishonesty against the Company; provided that no finding of Cause shall be made pursuant to subsections (i) through (iii) and (v) through (viii) above unless the Company has provided the Executive with written notice stating the facts and circumstances underlying the allegations of Cause and the Executive has failed to cure such violation, if curable, within 30 days following receipt thereof. The Board of Directors of Hasbro (the “Board”) or the CEO shall determine whether a violation is curable and/or cured in its or his reasonable discretion.
If, subsequent to the Executive’s termination of employment with the Company for any reason other than by the Company for Cause, it is determined in good faith by the Board or the CEO that the Executive’s employment could have been terminated by the Company for Cause pursuant to this Section 6(b), the Executive’s employment shall, at the election of the Board or the CEO, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
(c)Voluntary Termination.
(i)The Executive may voluntarily terminate employment during the Term at any time, which shall be effected by giving the Company 30 days advance written notice of such termination.
(ii)Notwithstanding Section 6(c)(i) of this Agreement to the contrary, if the Executive accepts employment with, or otherwise performs services for profit for, another entity or individual not affiliated with the Company, in each case, prior to the Retirement Date, then, provided that such employment or services do not violate the Restrictive Covenant Agreements, the Executive shall be deemed to have voluntarily terminated employment effective as of the date such employment or services commence without the requirement to provide advance written notice. It is expressly agreed that the Executive will not be deemed to have voluntarily terminated his employment, if he is elected as an independent director to a Board of Directors with a company that does not engage in any business or enterprise that is competitive with any business of the Company in existence as of the date of the election and provided that the Company, in its sole discretion, provides advance written consent to his continued employment with the Company following the election.
(d)Date of Termination. The “Date of Termination” means, as applicable, (i) if the Executive’s employment is terminated by reason of death, the date of the Executive’s death, (ii) if the Executive’s employment is terminated by reason of Disability, the Disability Effective Date, (iii) if the Executive’s employment is terminated by the Company for Cause or by the Executive pursuant to Section 6(c)(i) of this Agreement, the date specified in the notice of such termination (which shall not be before any applicable cure period or notice period has expired) and (iv) if the Executive’s employment is terminated by the Executive pursuant to Section 6(c)(ii) of this Agreement, the date the Executive’s employment with, or provision of services to, another entity or individual has commenced.
7.Obligations of the Company on Termination Prior to the Retirement Date.
(a)Obligations on any Termination. If the Executive’s employment with the Company terminates for any reason prior to the Retirement Date, including by voluntary termination, then the Executive shall be entitled to the payments and benefits described in Section 4 of this Agreement, in each case, based on the Executive’s service through the Date of Termination instead of through the Retirement Date; provided that, in the event the Executive’s employment hereunder is terminated by the Company for Cause or by the Executive in accordance with Section 6(c)(ii) of this Agreement, he shall not be eligible for the benefit described in Section 4(d) of this Agreement. In addition, the Executive shall be entitled to any earned Pension Make-Whole Payments and earned annual cash bonuses that have not been paid as of the Date of Termination, payable in accordance with the applicable timing provided in Section 3 of this Agreement. Unless otherwise specifically set forth below, the Executive shall not be entitled to any other payments and benefits from the Company in connection with the termination of his employment with the Company, including, but not limited to, any payments or benefits under Dutch law or any other applicable law, statutory scheme, policy or guideline.
(b)Obligations on a Termination Due to Death or Disability. If the Executive’s employment with the Company terminates by reason of death or Disability, then in addition to the payments and benefits in Section 7(a) of this Agreement, the Executive, or his estate, beneficiary or legal representative, as applicable, shall be entitled to benefits as provided under the applicable death or disability benefit program of the Company in which the Executive was a participant (if any) and any outstanding equity awards will be treated in accordance with their terms applicable in the event of death or Disability.
(c)Certain Voluntary Resignations Prior to the Retirement Date.  If, during the Term, the Executive’s employment with the Company terminates in accordance with Section 6(c)(ii) of this Agreement, then, in addition to the payments and benefits in Section 7(a) of this Agreement, the Company shall pay to the Executive an aggregate amount (the “Termination Amount”) equal to (A) the aggregate value of the Base Salary payments the Executive would otherwise have earned from the Date of Termination through the Retirement Date had he remained employed pursuant to this Agreement through the Retirement Date (the “Remaining Payments”) multiplied by (B) 50%.
The Termination Amount shall be paid as follows:

First, the portion of the Termination Amount equal to the Remaining Payments that would have been paid on or before March 15, 2021 had the Executive’s employment not terminated shall be paid in a lump sum within 20 business days following the Date of Termination, but in no event later than March 15, 2021; and

Second, if the lump sum payment under the prior paragraph is less than the aggregate Termination Amount, the remaining portion of such Termination Amount shall be paid in installment payments on the same schedule and in the same amounts as the Remaining Payments payable after March 15, 2021 would have been paid had the Executive’s employment not terminated until the aggregate amount paid to the Executive under this Section 7(c) equals the full Termination Amount.
In no event shall the amounts payable pursuant to this Section 7(c) exceed the Termination Amount.
8.Full Settlement. To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) would not result, any amounts otherwise due to the Executive hereunder (including any payments pursuant to Section 7 of this Agreement) shall be subject to set-off with respect to any amounts the Executive otherwise owes the Company. The Executive hereby agrees that in consideration for the payments to be received under this Agreement, the Executive waives any and all rights to any payments or benefits under any severance (but not retirement) plans, programs, contracts or arrangements of the Company, including the Hasbro Change in Control Severance Plan for Designated Senior Executives and any payments or benefits under any applicable law or statutory scheme (including but not limited to any payments or benefits under Dutch law). The payments and benefits described herein are the maximum benefits that the Company shall provide to the Executive, and the Executive hereby acknowledges and agrees that such payments and benefits exceed the value of the payments and benefits he would otherwise be entitled to receive pursuant to any law or statutory scheme providing for payments or benefits in connection with a termination of employment, including in connection with the Retirement or an earlier termination of the Executive’s employment with the Company in accordance with Section 6 of this Agreement.
9.Restrictive Covenants.
(a)Non-Competition, Non-Solicitation and Confidentiality Agreements. The Executive hereby acknowledges that each Non-Competition, Non-Solicitation and Confidentiality Agreement entered into between the Executive and the Company (collectively, the “Restrictive Covenant Agreements”) shall remain in full force and effect and that the Retirement Date (or, if in the event of an earlier termination of the Executive’s employment with the Company in accordance with Section 6 of this Agreement, the Date of Termination) shall constitute the “Date of Termination” (or term of similar import) for purposes of any Restrictive Covenant Agreement.
(b)Nondisparagement. During the Term and thereafter, (i) the Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning Hasbro or its subsidiaries, any of their clients, customers or businesses, or the business reputations or character of any of their current or former directors, officers, employees or shareholders and (ii) Hasbro shall instruct the Company Parties (as defined below) not to make any oral or written negative, disparaging or adverse statements or representations of or concerning the business reputation or character of the Executive; provided, however, that nothing herein shall prohibit (A) critical communications between the Executive and the Company Parties in connection with the Executive’s employment, (B) the Executive or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) either party from acting in good faith to enforce such party’s rights under this Agreement. For purposes of this Agreement, the term “Company Parties” shall mean Brian Goldner, John Frascotti, Deborah Thomas, Dolph Johnson and Tarrant Sibley, and any of their successors, in each case, acting in his or her capacity as a representative of the Company.
10.Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island, without reference to principles of conflict of laws. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement (an “Action”), shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within the State of Rhode Island). The Executive consents to the exclusive jurisdiction of the courts of Rhode Island to resolve all disputes arising out of or pertaining to the Executive’s employment relationship with and/or separation from the Company. The Executive agrees to not contest the applicability of Rhode Island law in any Action. The Executive further agrees to be bound by any monetary and/or equitable order issued by a Federal or state court located within the State of Rhode Island, and to not contest any such order or the enforceability thereof in the court of any other state or country. The Executive and the Company each hereby irrevocably waive any right to a trial by jury in any Action.
11.Assignment; Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. In addition to any obligations imposed by law upon any successor to the Company, unless such assumption happens by operation of law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
12.Miscellaneous.
(a)Headings; Construction. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
(b)Amendments. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(c)Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Mail, by registered or certified mail, postage prepaid, addressed to:

If to the Executive:	At his address on file with the Company;
and
If to the Company:	Hasbro, Inc.
1011 Newport
Pawtucket, RI 02862
Attention: Tarrant Sibley, Executive Vice President,
Chief Legal Officer and Corporate Secretary

or to such other address as either party furnishes to the other in writing in accordance with this Section 12(c).
(d)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e)Section 21F; Defend Trade Secrets Act.

(i)Notwithstanding anything in this Agreement or any Restrictive Covenant Agreement to the contrary, nothing in or about this Agreement or any Restrictive Covenant Agreement prohibits the Executive from: (A) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (“Section 21F”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (“SEC”); (B) providing confidential information to the SEC, to the extent permitted by Section 21F; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F.
(ii)Furthermore, the Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any confidential information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
(f)Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
(g)Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
(h)Entire Agreement. The Executive and the Company acknowledge that this Agreement (collectively with the Release attached as Exhibit A hereto and executed simultaneously herewith and the Restrictive Covenant Agreements) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect, including, without limitation, the Prior Agreements, the letter agreement between the Company and the Executive, dated March 4, 2013, as amended (the “2013 Legacy Agreement”), the letter agreement between the Company and the Executive dated April 1,

2008 (the “2008 Legacy Agreement”), the Deed of Settlement between MB International B.V., Hasbro B.V. and the Executive, dated May 20, 2003 (collectively with the 2013 Legacy Agreement and the 2008 Legacy Agreement, the “Legacy Agreements”) and, with respect to the Executive, the Hasbro Change in Control Severance Plan for Designated Senior Executives and any other severance plan or policy sponsored or maintained by the Company. The Executive and the Company further acknowledge that the Release attached as Exhibit A hereto and executed simultaneously herewith is an integral part of this Agreement and that if the Executive revokes the Release in accordance with its terms, then this Agreement shall be null and void ab initio and the Company shall not have any obligations to the Executive hereunder. By executing this Agreement, the Executive and the Company agree to waive any requirement under the Prior Agreements or, to the extent applicable, any Legacy Agreement to provide advance written notice prior to their termination.
(i)Section 409A.
(i)It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(ii)Neither the Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company.
(iii)Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A, as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(iv)Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of his “separation from service” (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Executive upon such separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service on account of the Executive’s separation from service shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive’s separation from service or (ii) the Executive’s death.
(v)Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to the Executive under this Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive under the relevant section of this Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with

Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to the Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
(vi)The Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive or for his account in connection with this Agreement or any Company Plan (including any taxes and penalties under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties. The Company makes no representations concerning the tax consequences of the Executive’s participation in this Agreement under Section 409A or any other Federal, state or local tax law.
(j)Survival of Terms. To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which must survive the termination of the Executive’s employment with the Company or the termination of this Agreement shall so survive.
(k)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.
(l)Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.
(m)Reflection period. The Executive is hereby advised of his to right terminate this Agreement, without giving reasons, by means of a written statement addressed to the Executive Vice President, Chief Human Resources Officer, 1011 Newport Avenue, Pawtucket, RI 02816, dolph.johnson@hasbro.com. This statement must be received by the Company within fourteen days after this Agreement has been entered into.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and Hasbro and Hasbro B.V. have caused this Agreement to be executed in their name on their behalf, all as of the day and year first above written, to become effective as of the Effective Date.

Hasbro, Inc.,
by
/s/ Brian Goldner
Name: Brian Goldner
Title:Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

January 10, 2020

Hasbro, B.V.,
by
/s/ Wijnhold Vos
Name: Wijnhold Vos
Title: Manager Finance

Date: January 21, 2020

Accepted and Agreed to:
/s/ Wiebe Tinga
Wiebe Tinga
Date: January 21, 2020

[Signature Page to Transition Advisory Agreement]

Exhibit A
RELEASE
Pursuant to the terms of the Transition Advisory Services Agreement (the “Agreement”) between Hasbro, Inc. (“Hasbro”), Hasbro B.V. (collectively with Hasbro and its subsidiaries, the “Company”) and Mr. Wiebe Tinga (the “Executive”) entered into as of the date indicated therein, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and any affiliated organization of the Company in any country or jurisdiction globally, including but not limited to Hasbro, Hasbro B.V. and Hasbro SA, and/or their current or former officers, directors, stockholders, corporate affiliates, attorneys, agents, plan administrators, fiduciaries, or employees (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature, known or unknown, which the Executive ever had or now has against any and all the Released Parties, including, but not limited to:
(a)    all claims arising out of or related to the Executive’s employment and his transition to the role of Special Advisor (as defined in the Agreement) (the “Transition”);
(b)    all claims arising out of or relating to race, sex, national origin, handicap (disability), religion, gender identity or expression, sexual orientation and benefits, genetic information or marital status;
(c)    all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000 et seq., the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. §2101 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Genetic Information Nondiscrimination Act, P.L. 110-233, all as amended;
(d)    all claims under state or local statutes including the Rhode Island Fair Employment Practices Act, R.I. Gen. Laws §28-5-1 et seq., the Rhode Island Sexual Harassment, Education and Training in the Workplace Law, R.I. Gen. Laws § 28-51-1 et seq., the Rhode Island Wage Discrimination Based on Sex Law, R.I. Gen. Laws § 28-6-17 et seq., the Rhode Island Parental and Family Medical Leave Act, R.I. Gen. Laws § 28-48-1 et seq., the R.I. Temporary Caregiver Leave Law §28-41-35 et seq., the Civil Rights Act, R.I. Gen. Laws § 42-112-1, and the Rhode Island Whistleblowers’ Protection Act, R.I. Gen. Laws § 28-50-1 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H, the Massachusetts Wage Act, M.G.L. c. 149, §§ 148 and 150, and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, the Massachusetts Earned Sick Time Law, M.G.L. c. 148(c), the Massachusetts Equal Pay Act, M.G.L. c. 149, § 105A, all as amended;
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(e)    all wrongful discharge claims, common law tort, defamation, breach of contract and other common law claims; A-2
(f)    all state and federal whistleblower claims to the maximum extent permitted by law; and
(g)    any claim or damage arising out of your employment with the Company and the Transition (including a claim for retaliation) under any common law theory or any Federal, state or local statute or ordinance not expressly referenced above;
provided, however, that this release of claims does not (i) prevent the Executive from filing a charge with, cooperating with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation or proceeding, and he further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding) or (ii) restrict the Executive’s right to enforce the Agreement in accordance with its terms.
For the purpose of giving a full and complete release, the Executive understands and agrees that this Release includes all claims that the Executive may now have but does not know or suspect to exist in the Executive’s favor against the Released Parties, and that this Release extinguishes those claims. Notwithstanding the foregoing, the waiver and release provisions set forth in this Release are not an attempt to cause the Executive to waive or release rights or claims that may arise after the date this Release is executed.
Acknowledgments.
The Executive affirms that he has fully reviewed the terms of this Release, affirms that he understand its terms and states that he is entering into this Release knowingly, voluntarily and in full settlement of all claims which existed in the past or which currently exist, that arise out of his employment with the Company and the Transition.
The Executive acknowledges that he has had at least 21 days to consider this Release thoroughly, and has been specifically advised to consult with an attorney, if he wishes, before he signs below. If the Executive signs and returns this Release before the end of the 21-day period, he certifies that his acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage him to sign through fraud, misrepresentation or a threat to withdraw or alter the offer before the 21-day period expires.

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The Executive understands that he may revoke this Release within fourteen days after he signs it. The Executive’s revocation must be in writing and submitted within the fourteen-day period.
If the Executive does not revoke this Release within the fourteen-day period, it becomes effective and irrevocable. The Executive further understands that if he revokes this Release during such fourteen-day period, the Agreement shall be null and void ab initio and the Executive will not be eligible to receive the payments and benefits provided for therein.
The Executive acknowledges that the waiver and release provisions set forth in this Release are in exchange for good and valuable consideration that is in addition to anything of value to which he was already entitled.
By:     /s/ Wiebe Tinga
Wiebe Tinga

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